EXHIBIT 99.1

Carolina Bank Holdings, Inc. Announces Closing On Over $8,000,000 of New Capital for Carolina Bank

GREENSBORO, N.C., Aug. 14, 2008 (PRIME NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH), the holding company for Carolina Bank (the "Bank") announced today that the Bank has completed a private placement of $8.3 million of subordinated unsecured notes to qualified institutional buyers. The notes have a floating interest rate, which will be based on 3-month LIBOR plus 4.00%, which will be reset quarterly on the 15th of March, June, September and December of each year, beginning on September 15, 2008. The initial rate of interest is 6.80375%. The notes will mature on September 30, 2018, however, Carolina Bank may redeem some or all of the notes at any time on or after September 30, 2013 at a price equal to 100% of the principal amount of the redeemed notes, plus accrued but unpaid interest to the redemption date.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, Inc., said, "We are pleased to have sold this non-dilutive form of regulatory capital, which will return us to a Well Capitalized status. Market conditions are tightening daily, and, we are glad to have this behind us."

Sandler O'Neill & Partners, L.P. served as Carolina Bank's financial advisor for this capital raise.

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Randolph, and Forsyth. The bank has six full-service banking locations, three in Greensboro, one in Asheboro, one in High Point, and one in Burlington and a loan production office in Winston-Salem. The bank is building a new corporate headquarters in downtown Greensboro, with expected occupancy in the third quarter of 2008. The Company's stock is listed on the Nasdaq Capital Market under the symbol CLBH.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Carolina Bank Holdings, Inc.
         Robert T. Braswell, President and CEO
         (336) 286-8761
         b.braswell@carolinabank.com